Exhibit 10.23

THE SYMBOL “[*****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

PURCHASE AND SALE AGREEMENT

dated as of November 3, 2020

between

AQUESTIVE THERAPEUTICS, INC.

and

MAM PANGOLIN ROYALTY, LLC

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Counterparty Instruction
Exhibit C	Intellectual Property Matters
Exhibit D	Form of Counterparty Confirmation
Exhibit 5.4(b)	Purchaser Account
Exhibit 5.4(d)	Seller Account
Exhibit 8.2	Notice Addresses

Schedule I	[*****]

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of November 3, 2020 is between AQUESTIVE THERAPEUTICS, INC., a Delaware corporation (the “Seller”), and MAM PANGOLIN ROYALTY, LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Seller has the right to receive royalties based on Net Sales of the Products in the Territory and certain regulatory and commercial milestone payments under the Counterparty License Agreement; and

WHEREAS, the Seller desires to sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1          Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Additional License Agreement” has the meaning set forth in Section 5.6(a).

“Additional Licensee” has the meaning set forth in Section 5.6(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

[*****]

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by the Seller and the Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Competitor” shall mean any Person engaged in research, development, manufacturing, marketing, sale, importation or exportation of (i) any product containing the active pharmaceutical ingredient apomorphine, or any salts, prodrugs, derivative and analogues thereof, alone or in combination with any antiemetic, or (ii) any oral film pharmaceutical technologies or products.

“Confidential Information” means, as it relates to the Seller and its Affiliates, the Counterparty, any Additional Licensee, the Products, the Licensed Patents and the related Intellectual Property, all information (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to the Products, the Counterparty License Agreement, any Additional License Agreement, the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply, escrow or other agreements (including the Counterparty License Agreement and any applicable Additional License Agreement) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties, the Licensed Patents or the other related Intellectual Property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Seller, the Counterparty, any Additional Licensee, the Products, the Counterparty License Agreement, any Additional License Agreement, the Purchased Assets, the Royalties or the Intellectual Property, compounds or products giving rise to the Purchased Assets (including, for the avoidance of doubt, any and all “Confidential Information” as such term is defined in the Counterparty License Agreement any similar concept defined in any Additional License Agreement), and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above or based on or derived from any such reports, data, materials or other documents of any kind, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents (including the Licensed Patents), patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets; provided, however, that Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of the confidentiality undertakings in this Purchase and Sale Agreement, (ii) lawfully obtainable from other sources without the breach of any such other source’s confidentiality obligations to the Seller, the Counterparty or any Additional Licensee, (iii) already known by the Purchaser at the time that such information is disclosed, as demonstrated by documentary evidence (unless such information was disclosed to the Purchaser as a result of disclosure to the Purchaser that was subject to a written confidentiality agreement between the Purchaser and the Seller, the Counterparty or any Additional Licensee) or (iv) independently developed by the Purchaser’s directors, officers, managers, members, partners, employees, affiliates, assigns, representatives, agents or similar persons or entities who have not had access to such information, as demonstrated by documentary evidence.

“Contingent Payments” the portions of the Purchase Price payable, if at all, in compliance with clauses (b) through (g) of Section 2.2.

“Counterparty” means Sunovion Pharmaceuticals Inc., a Delaware corporation (formerly Cynapsus Therapeutics Inc.), and any successor thereto.

“Counterparty Confirmation” means written confirmation signed by an authorized officer of the Counterparty, in form and substance as set forth on Exhibit D, with only such changes as are acceptable to the Purchaser in its reasonable discretion.

“Counterparty Instruction” means the irrevocable direction to Counterparty substantially in the form set forth in Exhibit B.

“Counterparty License Agreement” means that certain License Agreement, dated as of April 1, 2016, by and between the Seller (formerly MonoSol Rx, LLC) and the Counterparty, as amended by the First Amendment and the Second Amendment, as further amended in accordance with the provisions of this Purchase and Sale Agreement.

“Defaulting Party” has the meaning set forth in Section 5.5(d).

“Disputes” has the meaning set forth in Section 3.10(e).

“Dollar” or the sign “$” means United States dollars.

“Earned Date” means, with respect to any Contingent Payment described in clauses (c) through (g) of Section 2.2, the date on which the Purchaser has received Royalties Received with respect to the period set forth in the applicable clause sufficient to satisfy the conditions set forth in such clause.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.1.25 of the Counterparty License Agreement.

“First Amendment” means that certain First Amendment to License Agreement, dated as of March 16, 2020, by and between the Seller and the Counterparty.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time (or the applicable accounting standards in any relevant jurisdiction outside of the United States).

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other governmental authority in any jurisdiction.

“Infringement” has the meaning set forth in Section 5.5(f).

“Initial Contingent Payment” has the meaning set forth in Section 2.3.

“Intellectual Property” has the meaning set forth in Section 1.1.31 of the Counterparty License Agreement.

“Invalidity Claim” has the meaning set forth in Section 5.5(f).

“Involuntary Seller Bankruptcy” means, without the consent or acquiescence of the Seller, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against the Seller or, without the consent or acquiescence of the Seller, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Seller or of all or any substantial part of the property of the Seller, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Licensed Patents” has the meaning set forth in Section 1.1.32 of the Counterparty License Agreement; provided, however, that, for purposes of this Purchase and Sale Agreement, as limited to those owned by the Seller that are listed in the Orange Book in the U.S. and their foreign counterparts as set forth on Exhibit C, including any patents owned by Seller that are listed in the Orange book for the Product after the date of this Purchase and Sale Agreement.1

1 Aquestive: Please confirm whether there is any portion of this definition that you’d prefer to redact.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including expenses of investigation and attorneys’ fees), fine, judgment, liability, obligation, penalty or Set-off.

“Material Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty License Agreement or any Additional License Agreement or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of the Seller (or any permitted assignee) to perform any of its obligations under any of the Transaction Documents, the Counterparty License Agreement or any Additional License Agreement, or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of the Purchaser under any of the Transaction Documents, the Counterparty License Agreement or any Additional License Agreement, (d) the timing, amount or duration of the Royalties, taken as a whole, under the Counterparty License Agreement and any Additional License Agreement or the right of the Purchaser to receive the Royalties under this Purchase and Sale Agreement, (e) the Purchased Assets, or (f) the Licensed Patents.

“Net Sales” has the meaning set forth in Section 1.1.41 of the Counterparty License Agreement.

[*****]

“Patent” means any pending or issued patent or continuation, continuation in part, division, extension or reissue thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Licensed Patents.

[*****]

“Pending Patent Application” means “U.S. Patent Application No. [*****]” and/or any continuation application thereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product” has the meaning set forth in Section 1.1.46 of the Counterparty License Agreement.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.

“Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement and any Additional License Agreement to receive all of the Royalties, (b) right to receive the Quarterly Royalty Reports produced by Counterparty pursuant to the Counterparty License Agreement and any comparable reports or information produced by any Additional License pursuant to any applicable Additional License Agreement, and (c) right to transfer, assign or pledge the foregoing, in whole or in part, and the payments, proceeds and income of and the rights to enforce each of the foregoing in accordance with the terms hereof.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Quarterly Payment Date” means the 30th day following the end of each calendar quarter, beginning with the calendar quarter ending March 31, 2021.

“Quarterly Royalty Reports” has the meaning set forth in Section 1.1.48 of the Counterparty License Agreement.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Retained Liabilities” has the meaning set forth in Section 2.4.

[*****]

“Royalties” means, without duplication, (a) all royalties and other amounts or fees paid, owed, accrued or otherwise required to be paid to the Seller pursuant to the Counterparty License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Counterparty in accordance with Section 5.4(e) hereof and the terms thereof) arising out of, related to or resulting from the sale by Counterparty or any of its Affiliates, successors, Sublicensees, subcontractors or agents of any and all Products in the Territory and, in each case, attributable to the period commencing on the Royalties Commencement Date, including all amounts due or to be paid to the Seller or any of its Affiliates under Section 3.3 or Section 3.4 of the Counterparty License Agreement (whether based upon Net Sales of the Products in the Territory or otherwise), (b) all milestone payments paid, owed, accrued or otherwise required to be paid to the Seller by the Counterparty or any of its Affiliates or successors pursuant to the Counterparty License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Counterparty in accordance with Section 5.4(e) hereof and the terms thereof) and, in each case, attributable to the achievement during the period from and after the date hereof of any regulatory or sales milestones set forth in Sections 3.1.2 and 3.1.3 of the Counterparty License Agreement (but excluding, for the avoidance of doubt, the $4,000,000 milestone payment payable pursuant to section 3.1.2 of the Counterparty License Agreement upon the first day of Product availability at a pharmacy in the United States, which shall remain the property of the Seller), (c) all amounts due or to be paid to the Seller pursuant to Sections 3.5, 3.6 or 3.11 of the Counterparty License Agreement in respect or in lieu of amounts described in clauses (a) and (b) above, (d) all Substitute Amounts paid or payable to the Seller or any of its Affiliates by one or more Additional Licensees under any Additional License Agreement, and (e) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means October 1, 2020.

“Royalties Received” means, with respect to Net Sales during any specified period, the Royalties received with respect to such Net Sales in accordance with the terms of the Counterparty License Agreement; including Royalties received after the end of such specified period with respect to Net Sales made during such period.  For the purpose of determining whether or not the Contingent Payments are due to the Seller (or adjustments thereto) or [*****] are due to [*****], as applicable, Royalties as used in the calculation of Royalties Received shall include any Royalties paid pursuant to Section 3.4 of the Counterparty License Agreement but shall not include milestone payments, late payment interest or other penalties.

“Second Amendment” means that certain Second Amendment to License Agreement, dated as of October 23, 2020, by and between the Seller and the Counterparty.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 5.4(d).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Sublicensee” means any sublicensee of Counterparty under the Counterparty License Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Substitute Amounts” has the meaning set forth in Section 5.6(a).

[*****]

“Territory” has the meaning set forth in Section 1.1.56 of the Counterparty License Agreement.

“Total Net Sales” means, with respect to any period, the sum of the Net Sales of the Product under the Counterparty License Agreement during such period plus total net sales of the Product under any Additional License Agreements during such period; provided that, for purposes of determining Total Net Sales, any Net Sales or net sales in a currency other than Dollars shall be converted to Dollars as provided for in the Counterparty License Agreement or Additional License Agreement, as applicable.

“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale and the Counterparty Instruction.

“UCC” means the Uniform Commercial Code as in effect from time to time in Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voluntary Seller Bankruptcy” means (a) an admission in writing by the Seller of its inability to pay its debts generally or a general assignment by the Seller for the benefit of creditors, (b) the filing of any petition or answer by the Seller seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Seller or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Seller or for any substantial part of its property, or (c) corporate or other action taken by the Seller to authorize any of the actions set forth above.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2          Rules of Construction. Unless the context otherwise requires, in this Purchase and Sale Agreement:

(a)         A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)         Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.

(c)         Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)         The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)         The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(f)         The word “or” is not exclusive.

(g)         Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto.

(h)         References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(i)          References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(j)          The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(k)         The words “hereof,” “herein,” “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.

(l)          In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”

(m)       Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(n)         Any reference herein to a term that is defined by reference to its meaning in the Counterparty License Agreement shall refer to such term’s meaning in the Counterparty License Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof).

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1          Purchase and Sale.

(a)         Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller hereby sells, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.

(b)         The Seller and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Applicable Law in any Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy. The sale, assignment, transfer, conveyance and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller’s consolidated financial statements).

(c)         The Seller hereby authorizes the Purchaser or its designee to execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to Section 2.1(d).

(d)         Notwithstanding that the Seller and the Purchaser expressly intend for the sale, assignment, transfer, conveyance and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a security interest of first priority in and to all of the Seller’s right, title and interest in, to and under the Purchased Assets, whether now or hereafter acquired or arising, and wherever located, and any and all “proceeds” thereof (as such term is defined in the UCC), to secure payment to Purchaser of amounts equal to the Purchased Assets as they are paid under the Counterparty License Agreement, in such event, this Purchase and Sale Agreement shall constitute a security agreement, and Seller does hereby authorize Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable), in form and substance reasonably acceptable to the Seller, as may be necessary to perfect its security interest.

Section 2.2          Purchase Price. In full consideration for the sale, assignment, transfer, conveyance and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, the following amounts, to the extent earned and payable in accordance with the below (collectively, the “Purchase Price”):

(a)         the sum of $40,000,000 on the Closing Date;

(b)         the sum of $10,000,000 upon the first to occur of (1) the Counterparty executes and delivers the Counterparty Confirmation, or (2) the patent issued pursuant to the Pending Patent Application is listed in the Orange Book for the Product;

(c)         the sum of $[*****] in the event that [*****];

(d)         the sum of $[*****] in the event that [*****];

(e)         the sum of $[*****] in the event that [*****];

(f)         the sum of $[*****] in the event that [*****]; and

(g)         the sum of $[*****] in the event that [*****].

Payment of the Purchase Price shall be made in Dollars in immediately available funds by wire transfer to the Seller Account.  Payment of the Purchase Price (i) described in clause (a) above shall be made on the Closing Date, (ii) described in clause (b) above shall be made, subject to the limitations set forth in Section 2.3, on the date that is no later than twelve (12) Business Days following the satisfaction of the conditions set forth in clause (b), (iii) described in clauses (c) through (e) above, shall be made on a date that is no later than 30 days following the Earned Date for such clause, (iv) described in clause (f) above, shall be made [*****] following such Earned Date, [*****] and (v) described in clause (g) above, shall be made [*****] following the Earned Date for clause (g), [*****].  [*****].  In the event that the Seller changes the payment instructions set forth in the Counterparty Instruction without the prior written consent of the Purchaser and fails to reverse such payment instruction change within thirty (30) days’ written notice from the Purchaser, all further Contingent Payments shall be forfeited, including any quarterly payments that would otherwise have been due and payable.  Each Contingent Payment shall only be payable once, if earned in accordance with its terms.

Section 2.3          [*****].

Section 2.4          No Assumed Obligations. Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Counterparty License Agreement or any Additional License Agreement) (collectively, the “Retained Liabilities”). All Retained Liabilities shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be.

Section 2.5          Excluded Assets. Except as otherwise explicitly set forth herein, the Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any Intellectual Property or other assets or property of the Seller, or rights, title or interests granted therein, by implication or otherwise, other than the Purchased Assets.

Section 2.6          Payment Default. In addition to the remedies set forth in Article VII or elsewhere herein, if either the Seller or the Purchaser fails to pay any [*****], Contingent Payment or other payment with respect to the Purchased Assets required to be made by the Seller (or any of its Affiliates) or the Purchaser, as applicable, within thirty (30) days after the applicable due date (the “Payment Date”), all such unpaid amounts shall bear interest at a rate of [*****] per annum, compounded monthly (“Default Interest”), commencing on the applicable due date on which such payment was not paid and continuing until such time as the unpaid payment is paid.  The receipt by the Purchaser or the Seller, as applicable, of such Default Interest shall not be construed as a waiver by such receiving party of any default or any of the rights or remedies of such receiving party under this Agreement. For the avoidance of doubt, Seller shall not be liable for any Default Interest in respect of an unpaid Royalty payment where a Counterparty has failed to make the corresponding payment under the Counterparty License Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 3.1          Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Counterparty License Agreement. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be a Material Adverse Change).

Section 3.2          No Conflicts.

(a)         None of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the Counterparty License Agreement) or (C) any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Seller or any of its Subsidiaries; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Licensed Patents, the Products, the Counterparty License Agreement or the Purchased Assets.

(b)         Except for any Lien created or existing under the Counterparty License Agreement, the Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Counterparty License Agreement or the Purchased Assets. Except for any Lien created under the Counterparty License Agreement or in connection with the Seller’s commercial lending arrangements, the Seller has not granted, nor does there exist, any Lien on the Licensed Patents.  Except for the license granted by the Seller to Counterparty under the Counterparty License Agreement and any sublicenses granted by the Counterparty pursuant to Section 2.1.3 of the Counterparty License Agreement, there are no licenses, sublicenses or other rights under the Licensed Patents in the Territory that have been granted to any other Person.

Section 3.3          Authorization. The Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Seller is party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the Seller. Each of the Transaction Documents to which the Seller is party has been duly executed and delivered by the Seller. Each of the Transaction Documents to which the Seller is party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4          Ownership. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and has good and valid title thereto, free and clear of all Liens. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, or has a license, sublicense or otherwise permission to use and license Licensed Patents, free and clear of all Liens except for Liens granted in connection with the Seller’s commercial lending arrangements. The Seller has duly and legally filed or applied for registration for its ownership interest in the Licensed Patents in the appropriate agencies and in the jurisdictions set forth on Exhibit C, and the Seller is the exclusive “owner of record” of such Licensed Patents in each such jurisdiction. The Purchased Assets sold, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller to any other Person. The Seller has full right to sell, assign, transfer, convey and grant the Purchased Assets to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Purchaser, and shall be the exclusive owner of the Purchased Assets. The Purchaser shall have the same rights as the Seller would have with respect to the Purchased Assets (if the Seller were still the owner of such Purchased Assets) against any other Person.

Section 3.5          Governmental and Third Party Authorizations. The execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, the filing of UCC financing statements, the notice to Counterparty contained in the Counterparty Instruction, the notice to the holders of the Seller’s debt pursuant to its commercial lending arrangements and those previously obtained.

Section 3.6          No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Seller, threatened in respect of the Products, the Counterparty License Agreement or the Purchased Assets, at law or in equity, or (b) to the knowledge of the Seller, inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or threatened against the Seller or any of its Subsidiaries in respect of the Products, the Counterparty License Agreement or the Purchased Assets, that, in each case, (i) could reasonably be expected to result in a Material Adverse Change or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party. To the knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.7          Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) the Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy and (g) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by the Seller or, so far as it is aware, any other Person to make the Seller subject to a Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy.

Section 3.8          No Brokers’ Fees. The Seller has not taken any action that would entitle any person or entity other than Morgan Stanley & Co. LLC to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 3.9          Compliance with Laws. None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would be a Material Adverse Change. Each of the Seller and any Subsidiary of the Seller is in compliance with the requirements of all Applicable Laws, a breach of any of which would be a Material Adverse Change.

Section 3.10        Intellectual Property Matters.

(a)         Exhibit C sets forth an accurate and complete list of all Licensed Patents. For each of such Licensed Patents listed on Exhibit C, the Seller has indicated (i) the jurisdictions in which such Licensed Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the scheduled expiration date of such issued patent, (iv) the scheduled expiration date of each patent issuing from such pending patent application once issued and (v) the owner of such Licensed Patent.

(b)         To the knowledge of the Seller, each claim that has been issued or granted by the appropriate Patent Office included in the relevant Licensed Patents is valid and enforceable.

(c)         There are no unpaid maintenance or renewal fees payable by the Seller to any third party that currently are overdue for any of the Licensed Patents. No Licensed Patents listed on Exhibit C have lapsed or been abandoned, cancelled or expired. To the knowledge of the Seller, each individual associated with the filing and prosecution of the Licensed Patents, including the named inventors of the Licensed Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Licensed Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.

(d)         Subsequent to the issuance of the Licensed Patents, neither the Seller nor, to the knowledge of the Seller, Counterparty has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Licensed Patents.

(e)         To the knowledge of the Seller, there is no pending or threatened opposition, interference, inter partes proceeding, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the validity, enforceability or ownership of any of the Licensed Patents or that could reasonably be expected to give rise to any Set-off against the payments due to the Seller under the Counterparty License Agreement for the use of the related Licensed Patents. To the knowledge of the Seller, there are no Disputes by or with any third party against the Seller involving any of the Products. The Licensed Patents are not subject to any outstanding injunction, judgment, order, decree, settlement or, to the knowledge of the Seller, other disposition of a Dispute.

(f)         To the knowledge of the Seller, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and the Seller has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any of the Products infringes on any valid and enforceable patent of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.

(g)         To the knowledge of the Seller, there is no third party infringing any Licensed Patents in any material respect, nor has the Seller received any notice under the Counterparty License Agreement of infringement of any of the Licensed Patents, except as set forth on Exhibit C.

(h)        [*****].

Section 3.11        Regulatory Approval, Manufacturing and Marketing.

(a)         To the knowledge of the Seller, Counterparty has complied with its obligations to develop the Products and seek and obtain Regulatory Approval for the Products to the extent required by the Counterparty License Agreement.

(b)         To the knowledge of the Seller, the KYNMOBI product received Regulatory Approval for marketing and distribution in the U.S. on May 21, 2020.

Section 3.12        Counterparty License Agreement.

(a)         Other than the Transaction Documents, the Counterparty License Agreement and (solely in respect of the creation of Liens) the commercial lending arrangements of the Seller, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Purchased Assets or the Counterparty License Agreement or the Licensed Patents or (ii) for which breach, nonperformance, cancellation or failure to renew would be a Material Adverse Change.

(b)         The Seller has provided to the Purchaser a true, correct and complete copy of the Counterparty License Agreement.  The Seller has no written agreement with the Counterparty with respect to the Product or the Licensed Patents other than the Counterparty License Agreement.

(c)         The Counterparty License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The execution and delivery of, and performance of obligations by the Seller under, the Counterparty License Agreement were and are within the powers of the Seller. The Counterparty License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller. The Seller is not in breach or violation of or in default under the Counterparty License Agreement that would be a Material Adverse Change. The representations and warranties of the Seller in the Counterparty License Agreement were true and correct on the date of the Counterparty License Agreement.  To the knowledge of the Seller, there is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of the Counterparty License Agreement by the Seller that would be a Material Adverse Change.

(d)         Except as set forth under the First Amendment, the Seller has not waived any rights or defaults under the Counterparty License Agreement or released Counterparty or any other party thereto, in whole or in part, from any of its obligations under the Counterparty License Agreement the existence of which would have a Material Adverse Change. To the knowledge of the Seller, there are no oral waivers or modifications in respect of the Counterparty License Agreement. Except as set forth under the First Amendment and the Second Amendment, neither the Seller nor Counterparty has agreed to amend or waive any provision of the Counterparty License Agreement, and there is no current proposal to do so.

(e)         To the knowledge of the Seller, no event has occurred that would give the Seller or Counterparty or any other party thereto the right to terminate the Counterparty License Agreement or cease paying Royalties thereunder. The Seller has not received any notice of an intention by Counterparty or any other Person to terminate or breach the Counterparty License Agreement, in whole or in part, of force majeure under the Counterparty License Agreement, or challenging the validity or enforceability of the Counterparty License Agreement or the obligation to pay the Royalties under the Counterparty License Agreement, or that the Seller or Counterparty or any other party thereto is in default of its obligations under the Counterparty License Agreement. The Seller is not aware of any default, violation or breach by Counterparty under or of the Counterparty License Agreement. The Seller has no present intention of terminating the Counterparty License Agreement and has not given Counterparty or any other party thereto any notice of termination of the Counterparty License Agreement, in whole or in part, or of force majeure under the Counterparty License Agreement.

(f)         Except as provided in the Counterparty License Agreement, the Seller is not a party to any agreement entitling any other Person to any payments, including by way of Set-off, in respect of the Royalties payable under the Counterparty License Agreement to the Seller.

(g)         Except for sublicense arrangements pursuant to Section 2.1.3 of the Counterparty License Agreement, the Seller has not consented to an assignment by Counterparty or any other party thereto of any of Counterparty’s or such other party’s rights or obligations under the Counterparty License Agreement, and the Seller does not have knowledge of any such assignment by Counterparty or any other such party. Except as contemplated by Section 2.1, the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Liens (other than Liens created or existing under the Counterparty License Agreement) (i) on the Counterparty License Agreement or the Purchased Assets or (ii) other than Liens granted in connection with the Seller’s commercial lending arrangements, on any of the Seller’s rights, title or interest in and to the Licensed Patents.

(h)         None of the Seller, Counterparty or any other party thereto has made any claim of indemnification under the Counterparty License Agreement.

(i)         The Seller has not exercised its rights to conduct an audit under the Counterparty License Agreement.

(j)          To the knowledge of the Seller, the Seller has received all amounts owed to it under the Counterparty License Agreement.

(k)         The Seller has not granted any Person any rights in the Licensed Patents that conflict with the rights therein granted to the Counterparty under the Counterparty License Agreement.

Section 3.13        UCC Matters. The Seller’s exact legal name is, and since January 1, 2018 has been, “Aquestive Therapeutics, Inc.”   Prior to such date, the Seller’s exact legal name was “MonoSol Rx, LLC.”  The Seller has had no other legal name during the 10 years preceding the date hereof.  The Seller’s principal place of business is, and for the preceding 10 years has been, located in Warren, New Jersey. The Seller’s jurisdiction of organization is, and for the preceding 10 years has been, Delaware.  For the preceding 10 years, the Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.

Section 3.14        Set-off and Other Sources of Royalty Reduction. Except as provided in the Counterparty License Agreement, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. Counterparty has not exercised, and, to the knowledge of the Seller, Counterparty has not had the right to exercise, and no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Counterparty to exercise, any Set-off against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. To the knowledge of the Seller, there are no third party patents that would provide a basis for a reduction in the royalties due to the Seller pursuant to the Counterparty License Agreement. There are no compulsory licenses granted or, to the knowledge of the Seller, threatened to be granted with respect to the Licensed Patents.

Section 3.15        Competing Products. Neither the Seller nor any of its Affiliates is currently involved in the development of another Apomorphine product for the Field that could reasonably be expected to result in a reduction or termination of any Royalties under the Counterparty License Agreement.  To the actual knowledge of the Seller, the Counterparty is not currently involved in the development of another Apomorphine product for the Field that could reasonably be expected to result in a reduction or termination of any Royalties under the Counterparty License Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

Section 4.1          Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 4.2          No Conflicts. None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.

Section 4.3          Authorization. The Purchaser has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4          Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.

Section 4.5          No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.

Section 4.6          Access to Information. The Purchaser acknowledges that it has (a) reviewed the Counterparty License Agreement and such other documents and information relating to the Licensed Patents and the Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Counterparty License Agreement, the Licensed Patents and the Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement.

Section 4.7          Funds Available. The Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Purchase Price, and the Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Purchaser acknowledges and agrees that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

The parties hereto covenant and agree as follows:

Section 5.1          Books and Records; Notices.

(a)         Promptly (but in no event more than five Business Days) after receipt by the Seller of notice of any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Assets or the Counterparty License Agreement or any default or termination by any Person under the Counterparty License Agreement, the Seller shall, except to the extent prohibited by Applicable Law, (i) inform the Purchaser in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, furnish the Purchaser with a copy of such notice and any related materials with respect thereto.

(b)         The Seller shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received, and all amounts paid or received under the Counterparty License Agreement, with respect to the Royalties.

(c)         Promptly (but in no event more than five Business Days) following receipt by the Seller of any material written notice, certificate, offer, proposal, correspondence, report or other communication relating to the Royalties or the Purchased Assets or, to the extent relating to or involving the Purchased Assets, the Counterparty License Agreement, the Licensed Patents or the Products, including, but not limited to, any Quarterly Royalty Reports under the Counterparty License Agreement, the Seller shall (i) inform the Purchaser in writing of such receipt and (ii) furnish the Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication, but in all cases excluding customary correspondence with a Patent Office relating to any pending patent applications.

(d)         The Seller shall provide the Purchaser with written notice as promptly as practicable (and in any event within five Business Days) after becoming aware of any of the following: (i) the occurrence of a Voluntary Seller Bankruptcy or an Involuntary Seller Bankruptcy; (ii) any material breach or default by the Seller of or under any covenant, agreement or other provision of the Counterparty License Agreement or any Transaction Document to which it is party; (iii) any representation or warranty made by the Seller in the Counterparty License Agreement, any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant to this Purchase and Sale Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would be a Material Adverse Change.

(e)         The Seller shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f)          Subject to applicable confidentiality restrictions and Applicable Laws relating to securities matters, the Seller shall make available such other information as the Purchaser may, from time to time, reasonably request with respect to (i) the Purchased Assets or (ii) the condition or operations, financial or otherwise, of the Seller that is reasonably likely to impact or affect the performance of the Seller’s obligations hereunder or the Seller’s compliance with the terms, provisions and conditions of this Purchase and Sale Agreement.

Section 5.2          Confidentiality; Public Announcement.

(a)         Except as otherwise required by Applicable Law, by the rules and regulations of any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.2, all Confidential Information furnished by the Seller to the Purchaser, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document (collectively, the “Covered Information”), shall be kept confidential by the parties hereto and shall be used by the parties only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, each of the parties hereto may disclose such information to (i) its actual and potential partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of such party and such holder’s advisors, agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, lawyers, lenders, bankers, trustees and representatives and (ii) third parties in order to comply with any Applicable Law, and (solely with respect to the Purchaser) only after compliance with Section 5.2(b); provided, that such Persons listed in clause (i) above shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein.

(b)         In the event that (i) either party is required by Applicable Law or by the rules and regulations of any securities exchange or trading system to disclose any of the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document or (ii) the Purchaser is required by Applicable Law or by the rules and regulations of any securities exchange or trading system to disclose any other Covered Information, such party will notify the non-disclosing party promptly (unless such notice is prohibited by Applicable Law) so that the non-disclosing party may seek, at its own expense, a protective order or other appropriate remedy or, in the sole discretion of the non-disclosing party, waive compliance with the terms of this Section 5.2. In addition, the Seller will consult with the Purchasers in connection with the Seller’s seeking confidential treatment from the Securities and Exchange Commission of the relevant provisions of this Purchase and Sale Agreement to the extent possible under the rules of the Securities and Exchange Commission, and will provide the Purchaser with a reasonable opportunity to comment on such confidential treatment request; provided, however, that the final decision as to disclosure of the terms of this Purchase and Sale Agreement with the Securities and Exchange Commission shall be in the sole discretion of the Seller. In the event that no such protective order or other remedy is obtained, or the non-disclosing party does do not waive in writing compliance with the terms of this Section 5.2, the disclosing party will (i) furnish only that portion of the Covered Information that it is advised by counsel (which may be internal counsel) is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Covered Information and (ii) provide the Seller with written notice of such disclosure promptly, but in any case, no later than three (3) days following such disclosure (unless such notice is prohibited by Applicable Law).

(c)         The Seller and the Purchaser acknowledge that each party hereto may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. The Seller and the Purchaser agree that, after the execution of this Purchase and Sale Agreement, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the Securities and Exchange Commission, in each case subject to the Purchaser or the Seller having a reasonable prior opportunity to review such public announcement, and either party hereto may thereafter disclose any information contained in such press release or Securities and Exchange Commission documents at any time without the consent of the other party hereto.  Notwithstanding the foregoing, the Seller shall have sole discretion in determining the contents of disclosure materials with respect to the transactions contemplated by the Transaction Documents that the Seller files or furnishes to the Securities and Exchange Commission.

Section 5.3          Reasonable Best Efforts; Further Assurances.

(a)         Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which the Seller or the Purchaser, as applicable, is party, including to (i) perfect the sale, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which the Seller or the Purchaser, as applicable, is party, (iii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those permitted by the Transaction Documents), (iv) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(d) and (v) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Seller or the Purchaser, as applicable, is party, including following the Closing Date.

(b)         The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against the Seller.

(c)         The Seller and the Purchaser shall each comply with all Applicable Laws with respect to the Transaction Documents to which it is party, the Counterparty License Agreement (in the case of the Seller), the Purchased Assets and all ancillary agreements related thereto, the violation of which would be a Material Adverse Change.

(d)         The Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights).

(e)         The Seller shall use good faith efforts to get the Counterparty Instruction countersigned by the Counterparty prior to the Closing.  However, if such countersignature is not obtained prior to the Closing, the Seller shall use good faith efforts for ninety (90) days following the Closing to get the Counterparty Instruction countersigned by the Counterparty as soon as practicable following the Closing.  For the avoidance of doubt, in the absence of bad faith, the Seller’s failure to obtain the Counterparty’s countersignature to the Counterparty Instruction shall not constitute a breach of this covenant.

Section 5.4          Payments on Account of the Purchased Assets.

(a)         If Counterparty, any Sublicensee or any other Person makes any future payment in respect of the Purchased Assets to the Seller (or any of its Subsidiaries) directly on account of the Purchased Assets, then (i) the portion of such payment that represents Royalties shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly, and in any event no later than five (5) Business Days following the receipt and identification by the Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment, without interest, to the Purchaser Account pursuant to Section 5.4(b).

(b)         The Seller shall make all payments required to be made by it to the Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds to the account listed on Exhibit 5.4(b) (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”).

(c)         If Counterparty, any Sublicensee or any other Person makes any payment to the Purchaser of Royalties relating to periods prior to the Royalties Commencement Date, then (i) such payment shall be held by the Purchaser in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than five (5) Business Days following the receipt and identification by the Purchaser of such payment, shall remit such payment, without interest, to the Seller Account pursuant to Section 5.4(d).

(d)         The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds to the account listed on Exhibit 5.4(d) (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”).

(e)         If the Counterparty (or any Sublicensee) reduces the amount of any Royalties paid to the Purchaser as a result of any Set-off against such Royalties in respect of any amount owing from the Seller to such party, then, in the event that the Seller is unable to resolve such party’s claim with respect to such amount owing within ninety (90) days following payment of Royalties affected by such Set-off such that the Purchaser receives the amount previously Set-off against such Royalties, the Seller shall promptly, and in any event no later than five (5) Business Days, following the expiration of such period, pay to the Purchaser a sum equal to such Set-off amount; provided, however, that this Section 5.4(e) shall not apply to any reduction of Royalties by the Counterparty (or any Sublicensee) in connection with any dispute under the Counterparty License Agreement over amounts payable in respect of royalties, milestone payments or any other payments arising out of, related to or resulting from the sale by Counterparty or any of its Affiliates, successors, Sublicensees, subcontractors or agents of any and all Products in the Territory.

Section 5.5          Counterparty License Agreement.

(a)         The Seller (i) shall perform and comply in all material respects with its duties and obligations under the Counterparty License Agreement, (ii) except as set forth under this Purchase and Sale Agreement, shall not forgive, release or compromise any amount owed to or becoming owing to it under the Counterparty License Agreement, (iii) shall not, without the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any rights constituting or involving, affecting or relating to the Purchased Assets or the right to receive the Royalties under the Counterparty License Agreement, (iv) shall not breach in any material respects any of the provisions of the Counterparty License Agreement relevant to the Purchased Assets, (v) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect of the Purchased Assets, the Royalties or the Products (in respect of the Territory in the Field), (vi) shall not, without the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), waive any obligation of, or grant any consent to, Counterparty under the Counterparty License Agreement in respect of the Purchased Assets or, to the extent relevant to the Purchased Assets, under or in respect of the Products (in respect of the Territory in the Field), (vii) shall not alter or change the payment instructions contained in the Counterparty Instruction without the prior written consent of the Purchaser, and (viii) except pursuant to Section 5.6, shall not agree to do any of the foregoing.  Notwithstanding anything to contrary contained anywhere in this Purchase and Sale Agreement, in no event shall it be considered unreasonable for Purchaser to withhold its consent in the event the requested consent would reasonably be expected to have a material adverse effect on the Purchaser’s rights to receive, or the amount of, the Royalties under the Counterparty License Agreement.

(b)         The Seller shall not, without the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) and except as set forth in Section 5.5(a), withhold any consent, exercise or waive any right or option, fail to exercise any right or option or exercise or fail to exercise any action in respect of, affecting or relating to the Purchased Assets, the Products (in respect of the Territory in the Field) or the Counterparty License Agreement in any manner that would, in each case, (i) be a Material Adverse Change or (ii) conflict with or cause a default under, or breach or termination of, this Purchase and Sale Agreement or any other Transaction Document.

(c)         Promptly after (i) receiving notice from Counterparty or any other Person (A) terminating the Counterparty License Agreement (in whole or in part), (B) alleging a material breach of or material default under the Counterparty License Agreement by the Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a material breach of or default under the Counterparty License Agreement by the Seller or the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty or any other Person or (ii) the Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, would (with or without the giving of notice or passage of time, or both) give rise to a material breach of or default under the Counterparty License Agreement by the Seller or give the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty or any other Person, in each case, the Seller shall (A) promptly (and in any event within five Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty or the other relevant Person, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) in the case of any material breach or default or alleged breach or default by the Seller, use its reasonable best efforts to promptly cure such breach or default (if it is curable by the Seller) and shall give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to promptly cure any such breach or default, the Purchaser shall, to the extent permitted by the Counterparty License Agreement, be entitled to take any and all actions the Purchaser considers reasonably necessary to promptly cure such breach or default, and the Seller shall cooperate with the Purchaser for such purpose and reimburse the Purchaser promptly (but in no event later than ten Business Days) following demand for all reasonable costs and expenses incurred in connection therewith.

(d)         Promptly after the Seller obtains knowledge of a material breach of or default under, or an alleged material breach of or default under, the Counterparty License Agreement by Counterparty or any other Person (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would (with or without the giving of notice or passage of time, or both) give rise to a material breach of or material default under the Counterparty License Agreement by a Defaulting Party or the right to terminate the Counterparty License Agreement (in whole or in part) by the Seller, in each case, the Seller shall (i) promptly (but in any event within five Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed in consultation with the Purchaser and take such permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the Counterparty License Agreement and to exercise any or all of the Purchaser’s or the Seller’s rights and remedies, whether under the Counterparty License Agreement or by operation of law, with respect thereto. The Purchaser shall have the right to participate in, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding relating to any such material breach, material default or termination event or alleged material breach, material default or termination event, including any counterclaim, settlement discussions or meetings.  All reasonable costs and expenses (including attorneys’ fees and expenses) incurred by Seller or Purchaser (other than fees for Purchaser’s separate counsel in the event Seller is already using counsel approved by Purchaser) in connection with the enforcement of the Counterparty License Agreement shall, to the extent not reimbursed by the Counterparty pursuant to the Counterparty License Agreement, be borne by Seller; provided, however, that in no event shall the Seller be obligated to bear the reasonable costs and expenses incurred by the Purchaser pursuant to this Section 5.5(d) in an amount greater than [*****].

(e)         The Seller shall, subject to the provisions of the Counterparty License Agreement and any rights of Counterparty thereunder, take any and all actions, and prepare,  deliver and file any and all documents and instruments, that are reasonably necessary to preserve and maintain the Licensed Patents in the jurisdictions set forth in Exhibit C or such other jurisdictions agreed to in writing between the Seller and Counterparty in accordance with the Counterparty License Agreement, including payment of maintenance fees or annuities relating thereto, at the sole expense of the Seller (or Counterparty, as applicable in accordance with the Counterparty License Agreement. Except in accordance with the Counterparty License Agreement, and with the consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Seller shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Licensed Patents.

(f)         The Seller shall diligently enforce its rights under Section 8.2 and Section 8.3 of the Counterparty License Agreement with respect to any alleged or threatened infringement of any of the Licensed Patents by any other Person in the Field (an “Infringement”), and against any claims of invalidity or unenforceability (each, an “Invalidity Claim”), in any jurisdiction in the Territory. In the event that the Seller becomes aware, or receives written notice, of any actual or suspected Infringement of any Licensed Patents in the Field or of any Invalidity Claim, then promptly (and in any event within five Business Days) following the Seller becoming aware or receiving such notice of such Infringement or Invalidity Claim, the Seller shall inform the Purchaser of such Infringement or Invalidity Claim (and shall provide the Purchaser with a copy of such written notice, if applicable).  The Seller and the Purchaser shall consult with each other (and the Counterparty) with a view to determining the appropriate course of action to take with respect to such Infringement or Invalidity Claim.  To the extent the Seller has the right pursuant to Section 8.2 or Section 8.3 of the Counterparty License Agreement to institute suit or other legal proceedings to enforce the Licensed Patents against a third party in respect of any Infringement or to defend the Licensed Patents against any Invalidity Claim, then promptly (and in any event within five Business Days) following the Seller becoming aware of such right of the Seller, the Seller shall provide notice of such right to the Purchaser.  The Seller may, and if requested in writing by the Purchaser (at the Purchaser’s expense) within five Business Days after receipt by the Purchaser of notice of such right pursuant to the foregoing sentence, shall, proceed, in consultation with the Purchaser and the Counterparty or allow the Counterparty to proceed in accordance with Section 8.2 or Section 8.3, as applicable, (i) in the case of Infringement, use commercially reasonable efforts to institute such a suit or other legal proceeding and enforce the Licensed Patents, and to exercise such rights and remedies, relating to such Infringement as shall be available to the Seller (or Counterparty, as applicable) under Applicable Law, or (ii) in the case of an Invalidity Claim, to use commercially reasonable efforts to defend the Licensed Patents against such Invalidity Claim, but, in each case of clauses (i) and (ii), subject to the terms and conditions of the Counterparty License Agreement.  In connection with any such enforcement or defense of the Licensed Patents by Seller, the Seller shall employ counsel reasonably acceptable to the Purchaser.   The Purchaser shall have the right, at its sole expense, to direct the Seller’s exercise and enforcement of its rights (on its own behalf and on behalf of the Seller) under the Counterparty License Agreement in connection with any Infringement or Invalidity Claim to the fullest extent permitted under the terms of the Counterparty License Agreement; provided, that the Seller’s exercise and enforcement of such rights shall not result in a breach of this Purchase and Sale Agreement or the Counterparty License Agreement or a Material Adverse Change.  Without limiting the foregoing, if the Seller shall have a consent right pursuant to Section 8.3 of the Counterparty License Agreement with respect to any allegation that the activities of the Seller or the Counterparty infringe a third party’s patent rights with respect to the Products, the Seller shall not grant such consent without first obtaining the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).  All out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by Seller or Purchaser in connection with the prosecution, maintenance, defense or enforcement of the Licensed Patents and the enforcement of Section 8.2 and Section 8.3 of the Counterparty License Agreement shall, to the extent not reimbursed by the Counterparty pursuant to the Counterparty License Agreement, be borne by the party incurring such out-of-pocket costs and expenses; provided, however, that any such out-of-pocket costs and expenses incurred in connection with the prosecution, maintenance, defense or enforcement of the Licensed Patents and the enforcement of Section 8.2 and Section 8.3 of the Counterparty License Agreement at the direction of the Purchaser shall, to the extent not reimbursed by the Counterparty pursuant to the Counterparty License Agreement, be borne by the Seller; provided, however, that in no event shall the Seller be obligated to bear the reasonable costs and expenses incurred by the Purchaser pursuant to this Section 5.5(f) in an amount greater than [*****].  Any reimbursement of costs by the Counterparty shall be paid to the party (Seller or Purchaser) who incurred such costs.  Any settlement amounts or other amounts recovered by Seller/Purchaser in respect of lost Royalties (and not as recovery for expenses or other damages) shall be considered Royalties hereunder, shall be credited to the period for which such Royalties would have been earned for purposes of calculating the Contingent Payments and shall belong to the Purchaser.

(g)         Except in connection with an assignment by the Seller to any other Person with which the Seller may merge or consolidate or to which the Seller may sell all or substantially all of its assets or all of its assets related to the Products in accordance with the provisions of Section 8.3, and except in connection with the Seller’s commercial lending arrangements, the Seller shall not dispose of or encumber the Licensed Patents (in whole or in part).

(h)         The Seller shall make available its relevant records and shall make reasonable efforts to make available relevant personnel to the Purchaser in connection with any prosecution of litigation by the Seller or the Purchaser against any party to the Counterparty License Agreement to enforce any of the Purchaser’s rights under the Counterparty License Agreement, and provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.

Section 5.6          Termination of the Counterparty License Agreement; Mergers, Consolidations and Asset Sales Involving Counterparty.

(a)         Without limiting the provisions of Section 5.5, if Counterparty or the Seller terminates or provides written notice of termination of the Counterparty License Agreement (in whole or in part, including termination of the Counterparty License Agreement in respect of one or more jurisdictions in the Territory), or the Counterparty License Agreement otherwise terminates (in whole or in part), then, to the extent permitted by the survival provisions of the Counterparty License Agreement, [the Seller shall provide reasonable assistance to and reasonably cooperate with the Purchaser, at the Purchaser’s sole discretion, cost and expense (including the Purchaser’s payment of the Seller’s reasonable attorneys’ fees, if any, in connection therewith), in such efforts as the Purchaser shall undertake in connection with the negotiation of a license of the Intellectual Property, which shall include terms no less favorable to the Seller than those contained in the Counterparty License Agreement with respect to obligations and costs imposed on the Seller, disclaimers of the Seller’s liability, intellectual property ownership and control, commercialization diligence and indemnification of the Seller, and which, so long as the Counterparty License Agreement has not been terminated in full, shall not conflict or materially interfere with the Seller’s rights, obligations or performance under the Counterparty License Agreement. Should the Purchaser identify any such arrangement for a license of the Intellectual Property that is reasonably acceptable to the Seller, the Seller agrees to duly execute and deliver a new license agreement effecting such arrangement that satisfies the foregoing requirements promptly upon the written request of the Purchaser (any such license, an “Additional License Agreement” and the licensee under any such Additional License Agreement, the “Additional Licensee”).  In the event the Seller enters into an Additional License Agreement, for no additional consideration from the Purchaser, the covenants of the Seller in this Article V with respect to the Counterparty License Agreement and the Counterparty shall apply to such Additional License Agreement and the related Additional Licensee, respectively, mutatis mutandis, and the Purchaser shall have the same rights with respect to the Additional License Agreement as those acquired under the Counterparty Agreement pursuant to this Purchase and Sale Agreement, except as otherwise expressly provided for herein.  The Seller shall not take any action in connection with its negotiation of and entry into any Additional License Agreement with the intent of interfering with the Purchaser’s receipt of the full value of the Purchased Assets and shall not, without the Purchaser’s consent, enter into any Additional License Agreement if the economic terms of such Additional License Agreement are, in the aggregate, less favorable to the Purchaser than those of the Counterparty License Agreement.  In connection with the Seller’s entry into any Additional License Agreement, the Purchaser shall be entitled to receive, for no additional consideration from the Purchaser, (i) all royalties paid, owed, accrued or otherwise required to be paid to the Seller pursuant to the Additional License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Additional Licensee in accordance with Section 5.4(e) hereof and the terms thereof) arising out of, related to or resulting from the sale by Additional Licensee or any of its Affiliates, successors, sublicensees, subcontractors or agents of any and all Products in the applicable territory up to an amount equal to the royalties that would be payable in respect of such sales at the royalty rate then applicable under the Counterparty License Agreement and (ii) all milestone payments paid, owed, accrued or otherwise required to be paid to the Seller by the Additional Licensee or any of its Affiliates or successors pursuant to the Additional License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Additional Licensee in accordance with Section 5.4(e) hereof and the terms thereof); provided, however, that the aggregate amount payable to the Purchaser under this clause (ii) with respect to all Additional License Agreements shall [*****] (the amounts described in clauses (i) and (ii) above, subject to the limitations set forth therein, the “Substitute Amounts”).  All payments of Substitute Amounts by any Additional Licensee pursuant to any related Additional License Agreement shall be made directly to the Purchaser; any amounts payable under any Additional License Agreement in excess of the Substitute Amounts shall remain the property of the Seller.  At any time that there are still Contingent Payments that Seller may be entitled to earn, all such out-of-pocket fees and expenses of entering into and negotiating any such Additional License Agreement shall [*****].  Further, for the avoidance of doubt, such fees and expenses shall not include any development costs or any fees or expenses related to negotiation of other agreements (e.g., manufacturing or development agreements), which fees and expenses shall be borne by the Seller.

(b)         If there occurs a merger or consolidation of the Seller, on the one hand, and Counterparty or any of its Affiliates, on the other hand, a sale of all or substantially all of the Seller’s assets to Counterparty or a sale or assignment of the Counterparty License Agreement or the Licensed Patents by the Seller to Counterparty, and in any such event the Counterparty License Agreement is terminated in connection therewith, the Seller (or its successor) shall pay to the Purchaser royalties on Net Sales of the applicable Products for the term of the Counterparty License Agreement on the same basis as if the Counterparty License Agreement had continued and the Purchaser’s rights with respect to the Purchased Assets and the covenants of the Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if the Counterparty License Agreement were in place between the Seller and Counterparty.

Section 5.7          Audits. The Seller shall, upon the reasonable written request of the Purchaser, cause an inspection or audit of Counterparty’s books and records to be conducted pursuant to, and in accordance with, Section 3.10 of the Counterparty License Agreement; provided, however, that the Seller shall retain the exclusive right to inspect and audit Counterparty’s books and records at any time and from time to time at its sole discretion for periods solely with respect to payments that are paid or payable to the Seller pursuant to the Counterparty License Agreement with respect to Net Sales and Royalties attributable to the period prior to the Royalties Commencement Date; provided, however, that if the period covered by such audit shall cover payments paid or payable to Seller and Purchaser, the parties shall cooperate with respect to the public accounting firm and the conduct of the audit. For the purposes of exercising the Purchaser’s rights pursuant to this Section 5.7, subject to the Counterparty’s rights under Section 3.10 of the Counterparty License Agreement, the Seller shall select such public accounting firm as the Purchaser shall reasonably recommend for such purpose. The Seller and the Purchaser agree that all of the expenses of any inspection or audit carried out pursuant to the Counterparty License Agreement, including such fees and expenses of such public accounting firm as are to be borne by the Seller pursuant to Section 3.10 of the Counterparty License Agreement together with each party’s reasonable out-of-pocket costs incurred in connection with such examination or audit, shall instead by borne [*****]. The Seller will furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit. The Purchaser shall have the right to require the Seller, in writing, subject to the cost sharing provision above, to exercise the Seller’s rights under Section 3.11 of the Counterparty License Agreement to cause Counterparty to cure any underpayment of Royalties due from Counterparty in accordance with Section 3.11 of the Counterparty License Agreement.

Section 5.8          Tax Matters.

(a)         Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Seller and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States federal, state and local tax purposes.

(b)         The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any tax return or in any audit or other administrative or judicial proceeding. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

Section 5.9          Existence. During the term of this Purchase and Sale Agreement and the term of the Counterparty License Agreement, the Seller shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.9 shall prohibit the Seller from entering into any merger, consolidation or amalgamation with, or selling or otherwise transferring all or substantially all of its assets to, any other Person if the Seller is the continuing or surviving entity or if the surviving or continuing or acquiring entity assumes (either expressly or by operation of law) all of the obligations of the Seller), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not be a Material Adverse Change, and (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would be a Material Adverse Change, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Purchase and Sale Agreement.

ARTICLE VI
THE CLOSING

Section 6.1          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date, which shall be no later than fourteen (14) Business Days following the date hereof, on which the conditions described in Section 6.2 have been satisfied (the “Closing Date”) at the offices of Dechert LLP located at Three Bryant Park, New York, New York 10036, or such other place as the parties hereto mutually agree.

Section 6.2          Closing Deliverables of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)         the Bill of Sale executed by the Seller;

(b)         the Counterparty Instruction executed by the Seller;

(c)         evidence reasonably satisfactory to the Purchaser of the release of any identified Liens on the Purchased Assets;

(d)         a certificate of an executive officer of the Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers; and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the Applicable Laws of such jurisdiction; and

(e)         such other certificates, documents and financing statements as the Purchaser may reasonably request, including a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Assets pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d).

Section 6.3          Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(a)         the Bill of Sale executed by the Purchaser;

(b)         the [*****]; and

(c)         payment of the portion of the Purchase Price due at the Closing in accordance with Section 2.2(a).

Section 6.4          Seller’s Conditions to Closing. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Seller in writing) on or before the Closing of the following conditions:

(a)         The representations and warranties of Purchaser herein and in any other Transaction Documents shall be true and correct in all respects as of the date hereof and as of the date of the Closing as though made on Closing, except for any breaches of such representations or warranties that would not reasonably be expected to result in a Material Adverse Change; and

(b)         The Purchaser shall have performed or complied with each obligation and covenant required by this Agreement and the Transaction Documents to be performed or complied with by the Purchaser on or before the Closing, including the delivery of all of the items in Section 6.3 above, except for any non-performance or non-compliance that would not reasonably be expected to result in a Material Adverse Change.

Section 6.5          Purchaser’s Conditions to Closing. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Purchaser in writing) on or before the Closing of the following conditions:

(a)         The representations and warranties of the Seller herein and in any other Transaction Documents shall be true and correct in all respects as of the date hereof and as of the date of the Closing as though made on Closing, except for any breaches of such representations or warranties that would not reasonably be expected to result in a Material Adverse Change;

(b)         The Seller shall have performed or complied with each obligation and covenant required by this Agreement and the Transaction Documents to be performed or complied with by the Seller on or before the Closing, including the delivery of all of the items in Section 6.2 above, except for any non-performance or non-compliance that would not reasonably be expected to result in a Material Adverse Change; and

(c)         There shall not have occurred any event since the date of this Agreement and no circumstances shall exist that constitute or would reasonably be expected to result in a Material Adverse Change.

Section 6.6          Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions described herein abandoned at any time before the Closing:

(a)         By the mutual written consent of the Seller and the Purchaser; and

(b)         by the Seller if (A) the representations and warranties of the Purchaser herein and in any other Transaction Documents shall fail to be true and correct in all respects or the Purchaser shall have failed in any respect to perform or comply with any of its obligations or covenants required by this Agreement and the Transaction Documents to be performed or complied with by the Purchaser on or before the Closing and such failure would result in the failure to satisfy any of the conditions set forth in Section 6.4, which failure has not either been waived by the Seller or cured within ten (10) days after written notice thereof has been received by the Purchaser, provided, that the Seller is not then in breach of this Agreement as would prevent the conditions to Closing set forth in Section 6.5 from being satisfied or (B) any of the conditions set forth in Section 6.4 has become incapable of being satisfied on or before November 23, 2020 (the “Outside Date”) and have not been waived by the Seller;

(c)         by the Purchaser if (A) the representations and warranties of the Seller herein and in any other Transaction Documents shall fail to be true and correct in all respects or the Seller shall have failed, in any respect, to perform or comply with any of its obligations or covenants required by this Agreement and the Transaction Documents to be performed or complied with by the Seller on or before the Closing and such failure would result in the failure to satisfy any of the conditions set forth in Section 6.5, which failure has not either been waived by the Purchaser or cured within ten (10) days after written notice thereof has been received by the Seller, provided, that the Purchaser is not then in breach of this Agreement as would prevent the conditions to Closing set forth in Section 6.4 from being satisfied or (B) any of the conditions set forth in Section 6.5 has become incapable of being satisfied on or before the Outside Date and have not been waived in writing by the Purchaser; or

(d)         by the Seller or the Purchaser, if the Closing does not occur on or before the Outside Date.

Section 6.7          Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.6, except as otherwise set forth herein, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party’s willful failure to comply with a material covenant set forth herein, in which event termination shall not limit or deny any legal or equitable right or remedy of said party.

ARTICLE VII
INDEMNIFICATION

Section 7.1          Indemnification by the Seller. The Seller agrees to indemnify and hold each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and to pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement or any other Transaction Document, (ii) any breach of or default under any covenant or agreement by the Seller to the Purchaser pursuant to any Transaction Document to which the Seller is party, (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement, (iv) any Retained Liabilities; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (A) that has the effect of imposing on the Seller any recourse liability for Royalties because of the insolvency or other creditworthiness problems of Counterparty or the insufficiency of the Royalties, whether as a result of the amount of cash flow arising from sales or licensing of the Products or otherwise, unless resulting from the failure of the Seller to perform its obligations under this Purchase and Sale Agreement, (B) that results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (C) to the extent resulting solely from the failure of any Person (including the Purchaser) other than the Seller or its Affiliates to perform any of its obligations under any of the Transaction Documents or (D) to the extent resulting from acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.

Section 7.2          Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document to which the Purchaser is party and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (B) to the extent resulting from the performance by any other Person (including the Seller) or the failure of any other Person (including the Seller) to perform any of its obligations under any of the Transaction Documents or (C) to the extent resulting from acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3          Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the reasonable advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4          Exclusive Remedy. The indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.1.

Section 7.5          Survival. The representations and warranties contained in this Purchase and Sale Agreement shall survive the Closing solely for purposes of Section 7.1 and Section 7.2 and shall terminate on the date that is the fourth anniversary of the Closing Date.  No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless another party hereto shall have delivered a notice to such party, pursuant to Section 7.3, claiming such a liability or obligation under Section 7.1 or Section 7.2, as applicable, prior to such fourth anniversary.

Section 7.6          Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article VII or [*****], shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by Law.

ARTICLE VIII
MISCELLANEOUS

Section 8.1          Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.

Section 8.2          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient at the address specified on Exhibit 8.2.

Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 8.3          Successors and Assigns. The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign any of its obligations and rights under this Purchase and Sale Agreement without the prior written consent of the Purchaser.  The Purchaser shall be entitled to assign any of its obligations and rights hereunder without the consent of the Seller; provided, however, that the Purchaser shall provide the Seller with ten Business Days’ prior written notice of such assignment, including the legal name of the proposed assignee, and will not be permitted to proceed with any such assignment if the Seller shall have notified the Purchaser in writing within ten Business Days of its receipt of such notice that, in the Seller’s reasonable determination, the proposed assignee, or an Affiliate thereof, is a Competitor of the Seller.  Notwithstanding the foregoing, either party hereto may, without the consent of the other party hereto, assign any of its obligations or rights under this Purchase and Sale Agreement to any other Person with which it may merge, consolidate or amalgamate or to which it may sell or otherwise transfer all or substantially all of its assets (or, solely in the case of the Seller, all of its assets related to the Products), provided that if the assigning party is not the continuing or surviving entity in connection with any of the foregoing transactions, the assignee under such assignment shall be required to assume (either expressly or by operation of law) all of the obligations of the assigning party hereunder.  The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.

Section 8.4          Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 8.5          Entire Agreement. This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 8.6          Governing Law.

(a)         THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)         Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 8.6(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 8.7          Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

Section 8.8          Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Purchase and Sale Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Purchase and Sale Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 8.9          Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 8.10        Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.11        Cumulative Remedies. Except as set for the in this Purchase and Sale Agreement, the remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 8.12        Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.13        Waiver of Immunity. To the extent that the Seller may in any jurisdiction claim for itself or its assets immunity (to the extent such immunity may now or hereafter exist, whether on the grounds of sovereign immunity or otherwise) from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process (whether through service or notice or otherwise), and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Seller irrevocably agrees with respect to any matter arising under this Purchase and Sale Agreement for the benefit of the Purchaser not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

AQUESTIVE THERAPEUTICS, INC.

By:
Name: Keith J. Kendall
Title: President and Chief Executive Officer

MAM PANGOLIN ROYALTY, LLC

By:
Name:
Title:

{Signature Page to Purchase and Sale Agreement}

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is dated as of November [_], 2020 (the “Closing Date”) by Aquestive Therapeutics, Inc., a Delaware corporation (the “Seller”), in favor of MAM Pangolin Royalty, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Seller and the Purchaser are parties to that certain Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, the Seller agrees to sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing the Purchaser’s purchase, acquisition and acceptance of the Purchased Assets;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
The Seller, by this Bill of Sale, does hereby sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser does hereby purchase, acquire and accept, the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.

2.
The parties hereto acknowledge that, except as expressly provided in the Purchase and Sale Agreement, the Purchaser is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Counterparty License Agreement or any Additional License Agreement).

3.
This Bill of Sale (i) is made pursuant to, and is subject to the terms of, the Purchase and Sale Agreement and (ii) shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchaser. This Bill of Sale is subject in all respects to the terms and conditions of the Purchase and Sale Agreement, and all of the representations, warranties, covenants and agreements of Seller and Purchaser contained therein, all of which shall survive the execution and delivery of this Bill of Sale in accordance with the terms of the Purchase and Sale Agreement. Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the obligations, agreements, covenants, representations or warranties of Seller and Purchaser contained in the Purchase and Sale Agreement. Notwithstanding anything to the contrary contained in this Bill of Sale, in the event of any conflict between the terms of this Bill of Sale and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

4.
THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5.
This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

6.	The following terms as used herein shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the date hereof, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Counterparty License Agreement” means that certain License Agreement, dated as of April 1, 2016, by and between the Seller (formerly MonoSol Rx, LLC) and Sunovion Pharmaceuticals Inc., a Delaware corporation (formerly Cynapsus Therapeutics Inc.), as amended by the First Amendment and the Second Amendment, as further amended in accordance with the provisions of this Purchase and Sale Agreement.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“First Amendment” means that certain First Amendment to License Agreement, dated as of March 16, 2020, by and between the Seller and the Counterparty.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other governmental authority in any jurisdiction.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Licensed Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity. “Product” has the meaning set forth in Section 1.1.46 of the Counterparty License Agreement.

“Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement and any Additional License Agreement to receive all of the Royalties, (b) right to receive the Quarterly Royalty Reports produced by Counterparty pursuant to the Counterparty License Agreement and any comparable reports or information produced by any Additional License pursuant to any applicable Additional License Agreement, and (c) right to transfer, assign or pledge the foregoing, in whole or in part, and the payments, proceeds and income of and the rights to enforce each of the foregoing in accordance with the terms hereof.

“Quarterly Royalty Reports” has the meaning set forth in Section 1.1.48 of the Counterparty License Agreement.

“Royalties” means, without duplication, (a) all royalties and other amounts or fees paid, owed, accrued or otherwise required to be paid to the Seller pursuant to the Counterparty License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Counterparty in accordance with the terms thereof) arising out of, related to or resulting from the sale by Counterparty or any of its Affiliates, successors, Sublicensees, subcontractors or agents of any and all Products in the Territory and, in each case, attributable to the period commencing on October 1, 2020, including all amounts due or to be paid to the Seller or any of its Affiliates under Section 3.3 or Section 3.4 of the Counterparty License Agreement (whether based upon Net Sales of the Products in the Territory or otherwise), (b) all milestone payments paid, owed, accrued or otherwise required to be paid to the Seller by the Counterparty or any of its Affiliates or successors pursuant to the Counterparty License Agreement (net of any deduction or withholding from or Set-offs against such amounts made by the Counterparty in accordance with the terms thereof) and, in each case, attributable to the achievement during the period from and after the date hereof of any regulatory or sales milestones set forth in Sections 3.1.2 and 3.1.3 of the Counterparty License Agreement (but excluding, for the avoidance of doubt, the $4,000,000 milestone payment payable pursuant to section 3.1.2 of the Counterparty License Agreement upon the first day of Product availability at a pharmacy in the United States, which shall remain the property of the Seller), (c) all amounts due or to be paid to the Seller pursuant to Sections 3.5, 3.6 or 3.11 of the Counterparty License Agreement in respect or in lieu of amounts described in clauses (a) and (b) above, (d) all Substitute Amounts paid or payable to the Seller or any of its Affiliates by one or more Additional Licensees under any Additional License Agreement, and (e) all proceeds (as defined under the UCC) of any of the foregoing.

“Second Amendment” means that certain Second Amendment to License Agreement, dated as of October 23, 2020, by and between the Seller and the Counterparty.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense, subject to the limitations set forth in the Purchase and Sale Agreement.

“Sublicensee” means any sublicensee of Counterparty under the Counterparty License Agreement.

“Substitute Amounts” means all amounts payable to the Purchaser, subject to the limitations set forth in Section 5.6(a) of the Purchase and Sale Agreement, in respect of royalties and milestone payments paid, owed, accrued or otherwise required to be paid to the Seller pursuant to any Additional License Agreement.

“Territory” has the meaning set forth in Section 1.1.56 of the Counterparty License Agreement.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

AQUESTIVE THERAPEUTICS, INC.

By:
Name:
Title:

MAM PANGOLIN ROYALTY, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF COUNTERPARTY INSTRUCTION

[*****]

B-1

EXHIBIT C

INTELLECTUAL PROPERTY MATTERS

[*****]

C-1

EXHIBIT D

FORM OF COUNTERPARTY CONFIRMATION

[*****]

D-1

EXHIBIT 5.4(b)

PURCHASER ACCOUNT

Bank Name: [*****]
ABA Number: [*****]
Account Number: [*****]
Account Name: [*****]
Attention: [*****]

5.4(b)-1

EXHIBIT 5.4(d)

SELLER ACCOUNT

Bank Name: [*****]
Account Number: [*****]
Account Name: [*****]
ABA Number: [*****]
ABA Number: [*****]
SWIFT Code: [*****]

5.4(d)-1

EXHIBIT 8.2

NOTICE ADDRESSES

If to the Seller, to:

Aquestive Therapeutics, Inc.
[*****]
Attention: [*****]
Telephone: [*****]
Email: [*****]

with a copy (which shall not constitute notice) to:

Aquestive Therapeutics, Inc.
[*****]
Attention: [*****]
Telephone: [*****]
Email: [*****]

with a copy (which shall not constitute notice) to:

Dechert LLP
[*****]
Attention: [*****]
Telephone: [*****]
Facsimile: [*****]
Email: [*****]

If to the Purchaser, to:

MAM PANGOLIN ROYALTY, LLC
c/o Marathon Asset Management, L.P.
[*****]
Attention: [*****]
Telephone: [*****]
Facsimile: [*****]
Email: [*****]

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
[*****]
Attention: [*****]
Telephone: [*****]
Facsimile: [*****]
Email: [*****]

8.2-1

SCHEDULE I

[*****]

Schedule I-1